                                                                     Exhibit 16

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Commissioners:

We have read the attached statements made by Teltech Resource Network Corporation, which we understand will be filed with the Commission, pursuant to Sopheon plc's Form F-4 dated on or around August 22, 2000. We agree with the statements concerning our Firm.

Very truly yours,




\s\ PricewaterhouseCoopers LLP
     Minneapolis, Minnesota
     August 21, 2000

                              Attachment to Letter

                             CHANGES IN ACCOUNTANTS

         PricewaterhouseCoopers, LLP ("PwC") performed and issued audit reports for Teltech for the fiscal years 1994 through 1997. In August 1999, PwC chose to resign to enable PricewaterhouseCoopers Securities, LLC to take an expanded role as the Company's financial advisor. Also in August 1999, Teltech's board of directors and audit committee decided to retain KPMG LLP as its independent public accountants. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure at the time of the change with respect to Teltech's financial statements for fiscal year 1997, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining KPMG LLP, Teltech had not consulted with KPMG LLP regarding accounting principles.